Exhibit 99.B.h.(xvii)

TRANSFER AGENCY FEE WAIVER AGREEMENT

THIS AGREEMENT, dated as of November 30, 2012, between The Hartford Mutual Funds, Inc. (the “Company”) on behalf of The Hartford Quality Bond Fund, a series of the Company, (the “Fund”) and Hartford Administrative Services Company (the “Transfer Agent”).

WHEREAS, the Transfer Agent has been appointed the transfer agent of the Fund pursuant to a Transfer Agency and Service Agreement between the Company, on behalf of the Fund, and the Transfer Agent; and

WHEREAS, the Company and the Transfer Agent, desire to enter into the arrangements described herein relating to the transfer agency fees of the Funds;

NOW, THEREFORE, the Company and the Transfer Agent hereby agree as follows:

1.             For the period commencing November 30, 2012 through February 28, 2014, the Transfer Agent hereby agrees to reimburse any portion of the transfer agency fees over 0.30% of the average daily net assets per fiscal year for each class of shares for the Fund.

2.             The reimbursement described in Section 1 above and in Schedule A hereto is not subject to recoupment by the Transfer Agent.

3.             The Transfer Agent understands and intends that the Fund will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Company on Form N-1A with the Securities and Exchange Commission, (2) in accruing the Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Fund to do so.

- Signatures on Following Page -

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE HARTFORD MUTUAL FUNDS, INC.

/s/ Edward P. Macdonald
Name:	Edward Macdonald
Title:	Vice President

HARTFORD ADMINISTRATIVE SERVICES COMPANY

/s/ Edward P. Macdonald
Name:	Edward Macdonald
Title:	Vice President